NEWS RELEASE
FOR IMMEDIATE RELEASE
July 29, 2026
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS THIRD QUARTER FISCAL YEAR 2026 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced preliminary results today for the quarter ended June 30, 2026. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com. Additionally, our quarterly investor presentation can also be found on our website at https://ir.capfed.com/events-and-presentations/default.aspx.

The Company ended the current quarter with total assets of $9.66 billion and stockholders' equity of $1.02 billion and had net income for the quarter of $23.6 million. The continued growth in assets and strong earnings performance are the direct result of disciplined execution of our strategic banking initiatives by the Board and management. This marks our eighth consecutive quarter of net interest income growth and net interest margin expansion. Net interest income increased $1.2 million to $53.5 million, and net interest margin increased seven basis points to 2.31%, each due primarily to a reduction in borrowings. In addition, our commitment to share repurchases continued with the purchase of $15.5 million in shares between April 1, 2026 and July 23, 2026.
Executing on our strategic initiatives during the current quarter enabled growth in our commercial loan portfolio of $155.2 million, bringing the total to $2.47 billion at June 30, 2026, up from $2.11 billion at September 30, 2025. We continue to grow our commercial loan portfolio primarily by redeploying funds received from the repayment of single-family loans not utilized to replace originations in our local markets. In keeping with the strategy to remix our loan portfolio, our total single-family loans decreased from $5.90 billion at September 30, 2025 to $5.60 billion at June 30, 2026.

John B. Dicus, Chairman and CEO, stated, "We are seeing the expected results from the successful execution of our strategies of delivering a high‑quality consumer experience while continuing to scale our commercial capabilities. Our technology and product investments are resonating with commercial clients today, with expanded enhancements for trust and wealth customers arriving this summer."

"Our strong financial results and strengthened capital position are the direct result of strategic initiatives that have been and continue to be implemented. This directly benefits our stockholders by enabling the payment of dividends, including a special dividend paid in January 2026, repurchases of our stock and a higher tangible book value per share. We expect that these repurchases will continue to the extent market opportunities present themselves."

Highlights for the current quarter include:
•net income of $23.6 million;
•net interest margin was 2.31%, an increase from 2.24% for the quarter ended March 31, 2026 (the "prior quarter");
•basic and diluted earnings per share of $0.19;
•an efficiency ratio of 52.10%, an improvement from 52.45% the prior quarter;
•an operating expense ratio of 1.29%,
•paid dividends of $10.6 million, or $0.085 per share, and
•repurchased 1,837,832 shares of common stock at an average price of $7.73 per share.

Balance sheet highlights include:
•total assets of $9.66 billion at June 30, 2026;
•tangible book value per share of $8.04 at June 30, 2026;
•commercial loan growth of $357.0 million, or 22.5% annualized, since September 30, 2025;
•commercial deposit growth of $24.3 million, or 6.4% annualized, since September 30, 2025;
•distributions of $78.0 million from the Bank to the Company during the nine months ended June 30, 2026; and
•on July 28, 2026, the Company announced a cash dividend of $0.085 per share, payable on August 21, 2026 to stockholders of record as of the close of business on August 7, 2026.

Strategic Banking Initiatives
Capitol Federal is a full-service consumer and commercial bank that is continuing to expand its products and services to further meet the needs of its current customers as well as drive substantial new customer growth. These strategic initiatives require investments in technology, tactical new hires, effective marketing and strong execution allowing us to launch new services and products. Our seasoned and well-connected commercial bankers and trust and wealth advisors continue to deliver access to new customer groups. Our treasury management product suite enables us to deliver first-in-class service to new and existing customers. Our marketing and business development efforts continue to increase, deepen and broaden our customer relationships. The focus on our strategic banking initiatives continues to bear fruit and we expect that progress to continue as we expand products and services to a broader range of customers.

Strategic Actions. The long-term success of our transition to a full-service consumer and commercial bank is predicated on strengthening relationships with consumer and commercial customers. Management and the Board are utilizing committed resources to implement our strategic objectives, as well as enhancing internal monitoring of performance metrics intended to ensure we are on the right path. Through our experienced relationship managers, we deliver customized solutions using advanced digital platforms and sophisticated cash management tools. We are leveraging our centralized organizational structure to respond quickly to our customers' needs and desires.

Commercial Lending. Commercial loans continue to grow as a percentage of our total loan portfolio, comprising 30% of the portfolio at June 30, 2026, compared to 29% and 26% at March 31, 2026 and September 30, 2025, respectively. We maintain strong credit quality through disciplined underwriting, ongoing credit administration and close monitoring of concentration levels by collateral type, geographic location and borrowing relationship.

During the current fiscal year, our commercial lenders began utilizing loan pricing and profitability software that provides insights on lending opportunities based on the full customer banking relationship and market intelligence regarding competitor pricing. As a result, we are profitably competing with other financial institutions both inside and outside our market areas leading, in part, to the growth in our commercial lending portfolio.

Treasury Management. The Bank's competitive suite of treasury management products are supported by an experienced team of treasury management officers. This team focuses on serving the deposit and cash management needs of commercial customers, growing this line of business through the acquisition of new customers located in our local market areas, and those we lend to outside those areas.

Our team of business development officers is tasked with growing the deposit base within the small business customer segment and providing product lines specifically designed for these customers. Treasury management officers and business development officers often create depository relationships with new customers independent of a lending relationship. This is a focus area for our sales teams as the Bank diversifies funding sources and seeks to increase fee revenue tied to depository accounts.

During the current quarter, we (1) introduced digital deposit account onboarding for small business customers using industry-leading risk management and screening tools to eliminate manual screening processes and (2) implemented new technology for lockbox services, which our Treasury Management Officers are currently utilizing to work with prospective customers. We continue to evaluate additional technology in order to capture a larger share of this business with even more products and services.

Digital Banking. Our digital banking strategy includes a new deposit account onboarding platform and digital banking enhancements for debit cardholders, which will allow customers to begin using their card immediately online and in digital wallets without waiting for the delivery of a physical card. The Bank is developing fintech plug-in technology that we expect will integrate into digital banking to improve customer experience, extend product offerings and deepen our share of wallet for customers, small businesses, and commercial customers.

During the current quarter, we (1) completed the development of the instant digital issuance application and anticipate launching it in late July 2026, (2) entered into agreements and started development to bring both self-directed and automated investing capabilities into True Blue Online®, providing customers with an investment experience directly connected to their checking or savings account and (3) initiated development for new debit card management software for True Blue Online®, continuing to improve self-service debit card management capabilities.

Wealth Management. Building on our strategic investments in Wealth Management and Private Banking, we made meaningful progress during the quarter that advances our long-term growth objectives. We successfully continued the implementation of enhancements to our trust and financial advisory platform, including improvements to processes, technology, and service delivery that are expected to strengthen both the client and advisor experience. This transformation is expected to continue through the remainder of the current fiscal year.

In Private Banking, we continued to deepen relationships with high-net-worth households, business owners, and commercial clients through the onboarding of new relationships that included a combination of wealth management assets, deposits, and lending opportunities. Our focus on delivering coordinated banking, lending, and wealth management solutions has enhanced client engagement and expanded opportunities across multiple lines of business.

We also continued to strengthen referral activity between Wealth Management, Retail Banking, and Commercial Banking teams. These collaborative efforts have increased the identification of opportunities to serve clients more comprehensively and support the Bank's strategy of growing fee-based revenue while deepening core customer relationships. These factors contributed to strong new client acquisition and asset growth, resulting in record assets under management at quarter-end.

The progress achieved this quarter demonstrates continued momentum in building a scalable wealth management and private banking platform that we believe will generate sustainable revenue growth, improve operating efficiency, and enhance stockholder value over time.

Stockholder Value. The intended result of our strategic initiatives is to deliver long-term sustainable stockholder value. As part of our historically robust and disciplined approach to capital management, we continue to generate returns to stockholders through dividend payments and share repurchases. At June 30, 2026, Capitol Federal Financial, Inc., at the holding company level, had $10.7 million in cash on deposit at the Bank. The Bank anticipates moving at least $34.0 million to the holding company during the quarter-ending September 30, 2026, to fund the payment of dividends and share repurchases. Total dividends paid during the third quarter of fiscal year 2026 were $10.6 million, or $0.085 per share. During the nine months ended June 30, 2026, the Company paid dividends totaling $37.5 million, or $0.295 per share. We repurchased 6,369,946 shares for $45.9 million during the first nine months of the current fiscal year. Subsequent to June 30, 2026, the Company repurchased 147,476 shares for $1.2 million through July 23, 2026. Since completing our second-step conversion in December 2010 through June 30, 2026, we have returned $2.09 billion to stockholders through $1.60 billion in cash dividends and $485.8 million in share repurchases. For the remainder of fiscal year 2026, it is the intention of the Board of Directors to continue the regular quarterly cash dividend of $0.085 per share and to seek further opportunities for value-enhancing share repurchases.

Comparison of Operating Results for the Three Months Ended June 30, 2026 and March 31, 2026
For the quarter ended June 30, 2026, the Company recognized net income of $23.6 million, or $0.19 per share, compared to net income of $20.1 million, or $0.16 per share, for the quarter ended March 31, 2026. The increase in net income was due primarily to a release of provision for credit losses compared to a provision expense in the prior quarter, along with increases in net interest income and non-interest income, partially offset by higher non-interest expense. The net interest margin increased seven basis points, from 2.24% for the prior quarter to 2.31% for the current quarter, due primarily to a decrease in the average balance of borrowings and growth in the higher yielding commercial loan portfolio.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$90,566	$89,323	$1,243	1.4%
Mortgage-backed securities ("MBS")	10,747	10,853	(106)	(1.0)
Cash and cash equivalents	1,988	2,474	(486)	(19.6)
Federal Home Loan Bank Topeka ("FHLB") stock	1,767	1,858	(91)	(4.9)
Investment securities	51	52	(1)	(1.9)
Total interest and dividend income	$105,119	$104,560	$559	0.5
The increase in interest income on loans receivable was due to growth in the commercial loan portfolio as cash flows from the one- to four-family loan portfolio continue to be redirected into the higher yielding commercial loan portfolio, along with an increase in the yield on the commercial and one-to four-family loan portfolios. The decrease in interest income on cash and cash equivalents was due to a decrease in the average balance compared to the prior quarter as excess operating cash was used, in part, to pay off borrowings that matured during the current quarter.

Interest Expense
The following table presents the components of interest expense for the periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$36,275	$36,299	$(24)	(0.1%)
Borrowings	15,361	15,995	(634)	(4.0)
Total interest expense	$51,636	$52,294	$(658)	(1.3)
The decrease in interest expense on deposits was due primarily to a decrease in the average cost and average balance of retail certificates of deposit, which was almost entirely offset by an increase in the average balance of high yield savings accounts. The reduction in the cost of retail certificates of deposit was due to existing higher rate certificates of deposit renewing at lower rates. Interest expense on borrowings was lower compared to the prior quarter due to the full quarter impact of $100.0 million of FHLB borrowings that matured and were not replaced late in the prior quarter and the full quarter impact of prepaying $375.0 million of FHLB borrowings with a weighted average effective rate of 4.36% and replacing them with $375.0 million of FHLB borrowings with a weighted average effective rate of 3.81%, along with $50.0 million of FHLB borrowings that matured during the current quarter that were not replaced.

Provision for Credit Losses
The Company recorded a release of provision for credit losses of $433 thousand during the current quarter compared to a provision for credit losses of $2.4 million for the prior quarter. The release of provision for credit losses in the current quarter was due primarily to an update to the allowance for credit losses ("ACL") model's regression analyses which mainly impacted the commercial construction loan category, partially offset by commercial loan and commitment growth during the current quarter.

Non-Interest Income
The following table presents the components of non-interest income for the periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,987	$2,690	$297	11.0%
Income from bank-owned life insurance ("BOLI")	1,856	1,151	705	61.3
Insurance commissions	838	512	326	63.7
Other non-interest income	987	1,106	(119)	(10.8)
Total non-interest income	$6,668	$5,459	$1,209	22.1
The increase in deposit service fees was due primarily to an increase in debit card usage, which generated additional interchange and service charge income in the current quarter. The increase in BOLI income was due primarily to the receipt of death benefits in the current quarter with no such benefits received in the prior quarter, along with a full quarter impact of the purchase of $45.0 million of BOLI policies during the prior quarter. Insurance commissions were higher compared to the prior quarter due primarily to the receipt of lower than accrued contingent commissions, along with improved sales during the current quarter. The decrease in other non-interest income was due mainly to higher commercial loan prepayment fees in the prior quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$16,858	$15,828	$1,030	6.5%
Information technology and related expense	4,787	5,425	(638)	(11.8)
Occupancy, net	3,372	3,265	107	3.3
Professional and other services	1,501	1,579	(78)	(4.9)
Federal insurance premium	1,103	1,110	(7)	(0.6)
Advertising and promotional	1,365	645	720	111.6
Deposit and loan transaction costs	631	768	(137)	(17.8)
Office supplies and related expense	442	511	(69)	(13.5)
Other non-interest expense	1,283	1,143	140	12.2
Total non-interest expense	$31,342	$30,274	$1,068	3.5
The increase in salaries and employee benefits was mainly attributable to an increase in full-time equivalent employees between periods, merit increases and salary adjustments to remain market competitive, and an increase in commissions for increased loan activity. The decrease in information technology and related expense was driven primarily by credits and reimbursements from a vendor related to contractual and service fulfillment matters. The increase in advertising and promotional was due mainly to the timing of campaigns. The decrease in deposit and loan transaction costs was due primarily to calendar year end statement processing activities in the prior quarter.

The Company's efficiency ratio was 52.10% for the current quarter compared to 52.45% for the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue. The Company's operating expense ratio (annualized) for the current quarter was 1.29%, compared to 1.24% for the prior quarter. The operating expense ratio is a measure of a financial institution's total non-interest expense as a percentage of average assets, providing insight into how efficiently the Company is managing its expenses in relation to its assets and does not take into consideration changes in interest rates. The operating expense ratio was higher in the current quarter due to higher non-interest expense.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$29,242	$25,079	$4,163	16.6%
Income tax expense	5,672	4,931	741	15.0
Net income	$23,570	$20,148	$3,422	17.0

Effective tax rate	19.4%	19.7%

Comparison of Operating Results for the Nine Months Ended June 30, 2026 and 2025
The Company recognized net income of $64.0 million, or $0.51 per share, for the current year period, compared to net income of $49.2 million, or $0.38 per share, for the prior year period. The increase in net income was due mainly to higher net interest income, partially offset by higher non-interest expense and income tax expense. The net interest margin increased 33 basis points, from 1.92% for the prior year period to 2.25% for the current year period. The increase was due mainly to growth in the higher yielding commercial loan portfolio, along with a decrease in the average cost of certificates of deposits and the average balance of borrowings, partially offset by an increase in the average balance of deposits, mainly high yield savings accounts.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$269,681	$245,175	$24,506	10.0%
MBS	32,941	34,451	(1,510)	(4.4)
Cash and cash equivalents	7,235	6,220	1,015	16.3
FHLB stock	5,657	6,834	(1,177)	(17.2)
Investment securities	154	2,795	(2,641)	(94.5)
Total interest and dividend income	$315,668	$295,475	$20,193	6.8
The increase in interest income on loans receivable was due primarily to growth in the commercial loan portfolio, as cash flows from the one-to four-family loan portfolio continued to be redirected into the higher yielding commercial loan portfolio. Interest income on cash and cash equivalents increased due to an increase in the average balance compared to the prior year period, partially offset by a decrease in the weighted average yield. The increase in the average balance was driven primarily by carrying more cash during the current year period to support anticipated commercial loan activities, paying off maturing borrowings, and operational needs. The decrease in FHLB stock dividend income was due primarily to a reduction in the balance of FHLB stock due to paying off maturing FHLB borrowings between periods and repayments on amortizing FHLB borrowings, which reduced the Bank's required FHLB stock holdings. The decrease in interest income on investment securities was due primarily to a lower average balance, due mainly to securities that were called or matured between periods and were not replaced in their entirety.

Interest Expense
The following table presents the components of interest expense for the periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$110,074	$109,058	$1,016	0.9%
Borrowings	48,528	54,889	(6,361)	(11.6)
Total interest expense	$158,602	$163,947	$(5,345)	(3.3)
Interest expense on deposits was higher during the current year period due primarily to an increase in the average balance of the Bank's high yield savings accounts, partially offset by a decrease in the cost of retail certificates of deposit. The decrease in interest expense on borrowings was due primarily to a decrease in the average balance of borrowings due to FHLB borrowings that matured between periods that were not renewed, along with continued repayments on amortizing FHLB advances. Cash flows from the increase in the deposit portfolio and excess operating cash were used to pay off maturing FHLB borrowings and repay amortizing FHLB advances.

Provision for Credit Losses
The Company recorded a provision for credit losses of $3.0 million during the current year period compared to a provision for credit losses of $226 thousand for the prior year period. The provision for credit losses in the current year period was due primarily to establishing a $4.0 million specific valuation allowance related to a nonaccrual commercial lending relationship, along with commercial loan and commitment growth, partially offset by improvement between periods in some of the commercial-related forecasted economic indices and an update to the ACL model's regression analyses.

Non-Interest Income
The following table presents the components of non-interest income for the periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$8,549	$8,170	$379	4.6%
Income from BOLI	3,972	2,053	1,919	93.5
Insurance commissions	2,139	2,587	(448)	(17.3)
Other non-interest income	2,946	2,124	822	38.7
Total non-interest income	$17,606	$14,934	$2,672	17.9
Income from BOLI was higher in the current year period due mainly to a change in rates and an increase in the crediting rate as a result of updates to certain policies that were executed in the second half of the prior fiscal year, along with $45.0 million in new BOLI policies being purchased during the current year period, and the receipt of higher death benefits in the current year period compared to the prior year period. Insurance commissions were lower compared to the prior year period due primarily to contingent commissions, specifically, contingent commissions received versus accrued in the current year period compared to the prior year period. Other non-interest income was higher in the current year period due mainly to increased commercial loan fee activity.

Non-Interest Expense
The following table presents the components of non-interest expense for the periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$48,433	$44,447	$3,986	9.0%
Information technology and related expense	15,346	14,637	709	4.8
Occupancy, net	10,087	10,105	(18)	(0.2)
Professional and other services	4,869	3,843	1,026	26.7
Federal insurance premium	3,324	3,205	119	3.7
Advertising and promotional	3,066	3,035	31	1.0
Deposit and loan transaction costs	2,115	2,185	(70)	(3.2)
Office supplies and related expense	1,434	1,206	228	18.9
Other non-interest expense	3,418	3,589	(171)	(4.8)
Total non-interest expense	$92,092	$86,252	$5,840	6.8
The increase in salaries and employee benefits was mainly attributable to an increase in full-time equivalent employees between periods, merit increases and salary adjustments to remain market competitive, as well as incentive compensation. The increase in information technology and related expense was due mainly to an increase in software licensing expense related to new agreements and applications, along with an increase in costs of existing agreements, partially offset by a vendor credit discussed above in the "Comparison of Operating Results for the Three Months Ended June 30, 2026 and March 31, 2026 - Non-Interest Expense". The increase in professional and other services was due primarily to new relationships with outside service providers and additional services provided by current providers, of which approximately $425 thousand is not expected to recur in future periods. The decrease in other non-interest expense was due mainly to higher customer fraud losses in the prior year period.

The Company's efficiency ratio was 52.72% for the current year period compared to 58.89% for the prior year period. The improvement in the efficiency ratio was due primarily to higher net interest income compared to the prior year period, partially offset by higher non-interest expense. The Company's operating expense ratio (annualized) for the current year period was 1.25% compared to 1.20% for the prior year period. The operating expense ratio was higher in the current year period due mainly to higher non-interest expense, partially offset by higher average assets compared to the prior year period.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$79,535	$59,984	$19,551	32.6%
Income tax expense	15,513	10,772	4,741	44.0
Net income	$64,022	$49,212	$14,810	30.1

Effective tax rate	19.5%	18.0%
Income tax expense was higher in the current year period due primarily to higher pretax income. The effective tax rate was higher in the current year period due primarily to the prior year period including a reduction in net state income tax expense due to the remeasurement of the Bank's state deferred tax assets and liabilities to account for the enactment of a Kansas tax law that changes the way taxable income is attributed to the state.

Financial Condition as of June 30, 2026
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	June 30,	March 31,	Percent	September 30,	Percent
	2026	2026	Change	2025	Change
	(Dollars and shares in thousands)
Total assets	$9,662,184	$9,829,080	(6.8%)	$9,778,701	(1.6%)
Available-for-sale ("AFS") securities	783,559	809,566	(12.8)	867,216	(12.9)
Loans receivable, net	8,166,762	8,114,205	2.6	8,111,961	0.9
Deposits	6,850,705	6,924,491	(4.3)	6,591,448	5.2
Borrowings	1,636,246	1,707,055	(16.6)	1,950,770	(21.5)
Stockholders' equity	1,021,320	1,025,726	(1.7)	1,047,677	(3.4)
Equity to total assets at end of period	10.6%	10.4%		10.7%
Tangible book value per share	$8.04	$7.96	4.0	$7.85	3.2
Average number of basic and diluted shares outstanding	124,009	126,631	(8.3)	129,874	(6.0)
The loan portfolio increased $52.6 million during the current quarter due to commercial loan growth of $155.2 million, or a 27% annualized increase, mainly in the commercial real estate portfolio, partially offset by a decrease of $105.6 million in the one- to four-family loan portfolio. The near-term outlook for net commercial loan balances is quarterly growth of approximately 3% for the quarter ending September 30, 2026, with overall net commercial loan growth of approximately 20% for the fiscal year. Total loans receivable, net is anticipated to increase by approximately 1% for the current fiscal year. It is expected that repayments from our one- to four-family loan portfolio will continue to be directed toward supporting commercial loan growth. Maintaining strong credit quality remains a top priority as we expand our commercial loan portfolio. The weighted average debt service coverage ratio ("DSCR") for commercial loan originations during the current quarter was 1.96x and the weighted average loan-to-value ("LTV") for commercial real estate and construction loans originated was 71%. The weighted average DSCR and LTV for our commercial real estate and construction loan portfolios was 1.77x and 63%, respectively, at June 30, 2026.

Deposits decreased $73.8 million during the current quarter due mainly to a decrease in certificates of deposit and, to a lesser extent, decreases in money market and checking accounts, partially offset by an increase in high yield savings accounts. Borrowings decreased $70.8 million from March 31, 2026, due to the maturity of $50.0 million in borrowings that were not replaced, along with principal repayments made on the Bank's amortizing FHLB advances. Management estimates that the Bank had $4.22 billion in liquidity available at June 30, 2026, based on the Bank's blanket collateral agreement with FHLB, available brokered and public unit deposit capacity, unencumbered securities, and cash and cash equivalent balances.

The loan portfolio increased $54.8 million from September 30, 2025, which was attributable to a $357.0 million increase in commercial loans, offset by a $302.4 million decrease in one- to four-family loans, as the Bank continued to redirect cash flows from the one- to four-family loan portfolio to the commercial loan portfolio. The growth in the commercial loan portfolio was primarily in commercial real estate loans. The weighted average DSCR for commercial loan originations/participations during the nine months ended June 30, 2026 was 2.22x and the weighted average LTV for commercial real estate and construction loan originations/participations was 70%.

Deposits increased $259.3 million from September 30, 2025, due mainly to an increase in retail non-maturity deposits, partially offset by a decrease in certificates of deposit. Management continues to focus on growing commercial relationships and deposits. During the nine months ended June 30, 2026, commercial non-interest-bearing deposits increased $34.5 million, or 18.0%. Borrowings decreased $314.5 million during the current year period due primarily to the maturity of $250.0 million of borrowings that were not replaced, along with principal repayments made on the Bank's amortizing FHLB advances.

The following table summarizes loan originations and participations, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer. The new borrowings during the periods presented related to the prepayment of existing borrowings to lower rates, which are also reflected in the maturities and repayments line as well.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2026		June 30, 2026
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan activity
Originations and participations
One- to four-family and consumer
Originated	$121,452	6.32%	$292,698	6.24%
Purchased	—	—	—	—

Commercial
Originated	212,114	6.29	617,023	6.41
Participations	20,501	6.41	104,021	6.38
	$354,067	6.30	$1,013,742	6.36

Repayments
One- to four-family and consumer	(217,620)		(586,383)
Commercial	(77,396)		(336,490)
	$(295,016)		$(922,873)

Deposit activity
Retail non-maturity deposits	$51,367		$348,443
Commercial non-maturity deposits	(520)		34,002
Retail/Commercial certificates of deposit	(117,412)		(68,391)

Borrowing activity
Maturities and repayments	(71,168)	1.96	(738,504)	3.28
New borrowings	—	—	425,000	3.79

Stockholders' Equity
Stockholders' equity totaled $1.02 billion at June 30, 2026, a decrease of $26.4 million from September 30, 2025. Consistent with our goal to operate a sound and profitable financial organization that delivers long-term stockholder value, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of June 30, 2026, all of the Bank's capital ratios exceeded the well-capitalized requirements, and the Bank exceeded internal policy thresholds for sensitivity to changes in interest rates. As of June 30, 2026, the Bank's community bank leverage ratio was 9.6%.

During the nine months ended June 30, 2026, the Company repurchased 6,369,946 shares of common stock at an average price of $7.21 per share, or $45.9 million in total. Subsequent to June 30, 2026 through July 23, 2026, the Company repurchased 147,476 shares of common stock at an average price of $8.45 per share, or $1.2 million in total, bringing total share repurchases during fiscal year 2026 through July 23, 2026 to 6,517,422 shares for $47.2 million. The Company intends to opportunistically repurchase stock from time to time depending upon market conditions, available liquidity and other factors. Although our existing repurchase plan has no expiration date, we are required to annually seek the Federal Reserve Bank of Kansas City's ("FRB") non-objection for the buyback amount. The FRB's current non-objection for the Company to repurchase up to $75 million of stock expires in February 2027. As of July 23, 2026, the Company had $24.0 million remaining authorized under its existing stock repurchase plan.

During the nine months ended June 30, 2026, the Company paid cash dividends totaling $37.5 million, or $0.295 per share, which consisted of a $0.040 per share special cash dividend and three regular quarterly cash dividends of $0.085 each, totaling $0.255 per share. On July 28, 2026, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $10.5 million, payable on August 21, 2026 to stockholders of record as of the close of business on August 7, 2026. The special cash dividend paid in January 2026, in addition to the Company's history of regular quarterly dividends and opportunistic share repurchases, demonstrates the Company's multi-channel focus on delivering stockholder value through disciplined capital allocation which balances investments in the future of the Company with incremental opportunities to return capital to stockholders. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital compliance, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's current tax earnings and accumulated earnings and profits, and the amount of cash at the holding company level.

The Board of Directors continues to evaluate various alternatives for capital allocation to enhance stockholder value, including the repurchase of stock, the payment of additional cash dividends, or retaining earnings to support future growth. Since our second-step conversion in December 2010 through June 30, 2026, we have returned $2.09 billion in capital to stockholders through dividends totaling $1.60 billion and stock repurchases totaling $485.8 million. This is supported by our holistic approach to managing the balance sheet through continuous modeling of the Bank's performance, risk management, our commitment to credit quality and periodic stress testing.

At June 30, 2026, Capitol Federal Financial, Inc., at the holding company level, had $10.7 million in cash on deposit at the Bank. During the nine months ended June 30, 2026, the Bank distributed $78.0 million from the Bank to the Company. It is the intention of the Bank to move at least $34.0 million of cash from the Bank to the holding company during the September 2026 quarter. The Bank is expected to remain in a positive tax accumulated earnings and profit balance during the remainder of fiscal year 2026. Earnings distributions from the Bank to the Company will be limited to the extent necessary to prevent the Bank from re-entering a negative accumulated earnings and profit position and having to pay the pre-1988 bad debt recapture tax on earnings moved from the Bank to the Company.

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2026. As of July 23, 2026, total shares outstanding were 125,708,883.

Total shares outstanding	125,857,559
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,495,259)
Net shares outstanding	123,362,300
Capitol Federal Financial, Inc. is the holding company for the Bank. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; changes to existing trade policies that could affect economic activity or specific industry sectors; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of potential pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	September 30,
	2026	2026	2025
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $118,155, $314,655 and $229,566)	$136,098	$330,925	$252,443
AFS securities, at estimated fair value (amortized cost of $774,757, $795,659 and $847,369)	783,559	809,566	867,216
Loans receivable, net (ACL of $26,103, $26,599 and $24,039)	8,166,762	8,114,205	8,111,961
FHLB stock, at cost	76,115	79,420	90,662
Premises and equipment, net	88,461	88,413	89,314
Income taxes receivable, net	747	927	220
Deferred federal income tax assets, net	22,711	22,789	23,826
Other assets	387,731	382,835	343,059
TOTAL ASSETS	$9,662,184	$9,829,080	$9,778,701

LIABILITIES:
Deposits	$6,850,705	$6,924,491	$6,591,448
Borrowings	1,636,246	1,707,055	1,950,770
Advances by borrowers	40,594	57,528	65,416
Income taxes payable, net	—	—	—
Deferred state income tax liabilities, net	3,146	2,591	2,056
Other liabilities	110,173	111,689	121,334
Total liabilities	8,640,864	8,803,354	8,731,024

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 125,857,559, 127,688,691 and 132,204,305 shares issued and outstanding as of June 30, 2026, March 31, 2026, and September 30, 2025, respectively	1,259	1,277	1,322
Additional paid-in capital	1,096,321	1,110,648	1,142,711
Unearned compensation, ESOP	(23,541)	(23,954)	(24,780)
Accumulated deficit	(60,798)	(73,805)	(87,331)
Accumulated other comprehensive income ("AOCI"), net of tax	8,079	11,560	15,755
Total stockholders' equity	1,021,320	1,025,726	1,047,677
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,662,184	$9,829,080	$9,778,701

See accompanying notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2026	2026	2026	2025
INTEREST AND DIVIDEND INCOME:
Loans receivable	$90,566	$89,323	$269,681	$245,175
MBS	10,747	10,853	32,941	34,451
Cash and cash equivalents	1,988	2,474	7,235	6,220
FHLB stock	1,767	1,858	5,657	6,834
Investment securities	51	52	154	2,795
Total interest and dividend income	105,119	104,560	315,668	295,475

INTEREST EXPENSE:
Deposits	36,275	36,299	110,074	109,058
Borrowings	15,361	15,995	48,528	54,889
Total interest expense	51,636	52,294	158,602	163,947

NET INTEREST INCOME	53,483	52,266	157,066	131,528

PROVISION FOR CREDIT LOSSES	(433)	2,372	3,045	226
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	53,916	49,894	154,021	131,302

NON-INTEREST INCOME:
Deposit service fees	2,987	2,690	8,549	8,170
Income from BOLI	1,856	1,151	3,972	2,053
Insurance commissions	838	512	2,139	2,587
Other non-interest income	987	1,106	2,946	2,124
Total non-interest income	6,668	5,459	17,606	14,934

NON-INTEREST EXPENSE:
Salaries and employee benefits	16,858	15,828	48,433	44,447
Information technology and related expense	4,787	5,425	15,346	14,637
Occupancy, net	3,372	3,265	10,087	10,105
Professional and other services	1,501	1,579	4,869	3,843
Federal insurance premium	1,103	1,110	3,324	3,205
Advertising and promotional	1,365	645	3,066	3,035
Deposit and loan transaction costs	631	768	2,115	2,185
Office supplies and related expense	442	511	1,434	1,206
Other non-interest expense	1,283	1,143	3,418	3,589
Total non-interest expense	31,342	30,274	92,092	86,252
INCOME BEFORE INCOME TAX EXPENSE	29,242	25,079	79,535	59,984
INCOME TAX EXPENSE	5,672	4,931	15,513	10,772
NET INCOME	$23,570	$20,148	$64,022	$49,212

Average Balance Sheets. The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. All amounts are presented on a fully taxable basis for the periods presented. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates.

	For the Three Months Ended
	June 30, 2026			March 31, 2026
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,657,542	$36,163	3.95%	$3,697,174	$36,229	3.92%
Purchased	2,004,445	16,438	3.28	2,061,101	17,055	3.31
Total one- to four-family loans	5,661,987	52,601	3.72	5,758,275	53,284	3.70
Commercial loans:
Commercial real estate	1,935,982	28,038	5.73	1,896,666	27,150	5.73
Commercial and industrial	259,110	4,523	6.91	224,311	3,791	6.76
Commercial construction	191,277	3,275	6.77	176,061	3,001	6.82
Total commercial loans	2,386,369	35,836	5.94	2,297,038	33,942	5.91
Consumer loans	116,176	2,129	7.35	114,986	2,097	7.39
Total loans receivable(1)	8,164,532	90,566	4.42	8,170,299	89,323	4.37
MBS(2)	788,182	10,747	5.45	789,899	10,853	5.50
Investment securities(2)	4,000	51	5.13	4,000	52	5.13
FHLB stock	77,904	1,767	9.10	82,855	1,858	9.10
Cash and cash equivalents	215,292	1,988	3.65	271,032	2,474	3.65
Total interest-earning assets	9,249,910	105,119	4.53	9,318,085	104,560	4.49
Other non-interest-earning assets	499,604			486,394
Total assets	$9,749,514			$9,804,479

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$921,875	557	0.24	$905,915	542	0.24
High yield savings	674,677	6,082	3.62	587,450	5,262	3.63
Other savings	435,168	78	0.07	428,633	78	0.07
Money market	1,222,445	3,471	1.14	1,232,468	3,578	1.18
Retail certificates	2,814,027	24,786	3.53	2,842,406	25,342	3.62
Commercial certificates	67,447	588	3.49	64,107	557	3.52
Wholesale certificates	72,425	713	3.95	95,699	940	3.98
Total deposits	6,208,064	36,275	2.34	6,156,678	36,299	2.39
Borrowings	1,677,426	15,361	3.67	1,782,567	15,995	3.64
Total interest-bearing liabilities	7,885,490	51,636	2.63	7,939,245	52,294	2.67
Non-interest-bearing deposits	672,513			647,305
Other non-interest-bearing liabilities	168,254			176,382
Stockholders' equity	1,023,257			1,041,547
Total liabilities and stockholders' equity	$9,749,514			$9,804,479

Net interest income(3)		$53,483			$52,266
Net interest-earning assets	$1,364,420			$1,378,840
Net interest margin(4)			2.31			2.24
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(5)			0.97%			0.82%
Return on average equity (annualized)(6)			9.21			7.74
Average equity to average assets			10.50			10.62
Operating expense ratio (annualized)(7)			1.29			1.24
Efficiency ratio(8)			52.10			52.45

	For the Nine Months Ended
	June 30, 2026			June 30, 2025
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,701,099	$108,882	3.92%	$3,881,138	$109,026	3.75%
Purchased	2,059,731	50,962	3.30	2,286,491	56,270	3.28
Total one- to four-family loans	5,760,830	159,844	3.70	6,167,629	165,296	3.57
Commercial loans:
Commercial real estate	1,869,222	81,645	5.76	1,378,851	58,109	5.56
Commercial and industrial	232,844	12,181	6.90	135,669	6,881	6.69
Commercial construction	188,627	9,593	6.71	174,518	8,282	6.26
Total commercial loans	2,290,693	103,419	5.95	1,689,038	73,272	5.72
Consumer loans	115,248	6,418	7.45	110,534	6,607	7.99
Total loans receivable(1)	8,166,771	269,681	4.38	7,967,201	245,175	4.09
MBS(2)	801,600	32,941	5.48	825,420	34,451	5.57
Investment securities(2)	4,000	154	5.13	69,778	2,795	5.34
FHLB stock	83,014	5,657	9.11	97,985	6,834	9.32
Cash and cash equivalents	253,505	7,235	3.76	182,456	6,220	4.50
Total interest-earning assets	9,308,890	315,668	4.50	9,142,840	295,475	4.30
Other non-interest-earning assets	484,895			457,719
Total assets	$9,793,785			$9,600,559

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$902,885	1,602	0.24	$876,079	1,513	0.23
High yield savings	589,456	16,314	3.70	235,141	7,263	4.13
Other savings	428,891	234	0.07	441,022	254	0.08
Money market	1,232,038	10,975	1.19	1,235,352	11,606	1.26
Retail certificates	2,826,740	76,341	3.61	2,780,458	84,217	4.05
Commercial certificates	64,482	1,700	3.52	58,013	1,765	4.07
Wholesale certificates	97,562	2,908	3.99	75,805	2,440	4.30
Total deposits	6,142,054	110,074	2.40	5,701,870	109,058	2.56
Borrowings	1,790,988	48,528	3.62	2,136,105	54,889	3.43
Total interest-bearing liabilities	7,933,042	158,602	2.67	7,837,975	163,947	2.80
Non-interest-bearing deposits	642,958			553,644
Other non-interest-bearing liabilities	179,006			173,034
Stockholders' equity	1,038,779			1,035,906
Total liabilities and stockholders' equity	$9,793,785			$9,600,559

Net interest income(3)		$157,066			$131,528
Net interest-earning assets	$1,375,848			$1,304,865
Net interest margin(4)			2.25			1.92
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(5)			0.87%			0.68%
Return on average equity (annualized)(6)			8.22			6.33
Average equity to average assets			10.61			10.79
Operating expense ratio(7)			1.25			1.20
Efficiency ratio(8)			52.72			58.89

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS security yields are based upon amortized cost which is adjusted for premiums and discounts.
(3)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(4)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(5)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(6)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(7)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(8)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's cost to generate income. A lower value generally indicates that it is costing the financial institution less money to generate revenue, related to its net interest margin and non-interest income.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	June 30, 2026			March 31, 2026			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,642,458	3.90%	44.5%	$3,676,252	3.84%	45.2%	$3,774,134	3.78%	46.4%
Purchased	1,949,224	3.51	23.8	2,015,434	3.50	24.7	2,114,447	3.49	26.0
Construction	10,574	6.06	0.1	16,123	6.15	0.2	16,054	6.17	0.2
Total	5,602,256	3.77	68.4	5,707,809	3.73	70.1	5,904,635	3.68	72.6
Commercial:
Commercial real estate	2,005,641	5.82	24.5	1,896,313	5.80	23.3	1,709,990	5.82	21.0
Commercial and industrial	273,854	6.69	3.3	232,182	6.76	2.9	210,119	6.92	2.6
Commercial construction	193,480	6.59	2.4	189,251	6.73	2.3	195,886	6.42	2.4
Total	2,472,975	5.98	30.2	2,317,746	5.97	28.5	2,115,995	5.98	26.0
Consumer loans:
Home equity	110,372	7.57	1.3	106,414	7.55	1.3	104,809	8.15	1.3
Other	7,136	5.56	0.1	7,327	5.71	0.1	8,436	5.55	0.1
Total	117,508	7.45	1.4	113,741	7.43	1.4	113,245	7.96	1.4
Total loans receivable	8,192,739	4.49	100.0%	8,139,296	4.42	100.0%	8,133,875	4.34	100.0%

Less:
ACL	26,103			26,599			24,039
Deferred loan fees/discounts	30,508			30,087			31,268
Premiums/deferred costs	(30,634)			(31,595)			(33,393)
Total loans receivable, net	$8,166,762			$8,114,205			$8,111,961

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2026		March 31, 2026		June 30, 2026		June 30, 2025
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$8,139,296	4.42%	$8,199,975	4.38%	$8,133,875	4.34%	$7,923,251	4.02%
Originated and refinanced	333,566	6.30	199,286	6.35	909,721	6.35	810,222	6.89
Participations	20,501	6.41	—	—	104,021	6.38	92,479	7.13
Change in undisbursed loan funds	(5,460)		17,995		(31,501)		(26,316)
Repayments	(295,016)		(277,923)		(922,873)		(754,599)
Principal (charge-offs)/recoveries, net	(148)		(37)		(304)		(132)
Other	—		—		(200)		(1,905)
Ending balance	$8,192,739	4.49	$8,139,296	4.42	$8,192,739	4.49	$8,043,000	4.25%

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average LTV ratio, and average balance per loan as of June 30, 2026. Credit scores were updated in September 2025 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,642,458	65.0%	3.90%	770	57%	$171
Purchased	1,949,224	34.8	3.51	767	59	372
Construction	10,574	0.2	6.06	769	31	246
	5,602,256	100.0%	3.77	769	58	211

The following table presents origination and refinance activity for our one- to four-family loan portfolio, excluding endorsement activity, along with the weighted average rate, weighted average LTV and weighted average credit score for the time periods indicated. As of June 30, 2026, the Bank had one- to four-family loan and refinance commitments totaling $39.9 million at a weighted average rate of 6.19%.

For the Three Months Ended				For the Nine Months Ended
June 30, 2026				June 30, 2026
			Credit				Credit
Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
(Dollars in thousands)
$101,202	6.04%	75%	773	$242,797	5.94%	74%	768

Commercial Loans: The tables below summarize commercial loan origination and participation activity for the time periods presented, along with weighted average LTV and weighted average DSCR. For commercial real estate and commercial construction loans, the LTV is calculated using the gross loan amount (comprised of unpaid principal and undisbursed amounts) and the collateral value at the time of origination. For existing real estate, the "as is" value is used. If the property is to be constructed, the "as completed" value of the collateral is utilized. The DSCR is calculated based on historical borrower performance, or projected borrower performance for newly formed entities with no performance history.

	For the Three Months Ended June 30, 2026
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$117,960	6.09%	$—	—%	$117,960	6.09%	71%	1.53x
Commercial and industrial	60,673	6.60	—	—	60,673	6.60	N/A	3.40
Commercial construction	33,481	6.39	20,501	6.41	53,982	6.40	70	1.30
	$212,114	6.29	$20,501	6.41	$232,615	6.30	71	1.96

	For the Nine Months Ended June 30, 2026
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$356,885	6.24%	$32,510	6.25%	$389,395	6.24%	69%	2.29x
Commercial and industrial	113,108	6.62	—	—	113,108	6.62	N/A	3.81
Commercial construction	147,030	6.65	71,511	6.44	218,541	6.58	72	1.29
	$617,023	6.41	$104,021	6.38	$721,044	6.40	70	2.22

The following table presents commercial loan disbursements, excluding lines of credit, during the periods indicated.

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2026		March 31, 2026		June 30, 2026		June 30, 2025
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$119,251	6.09%	$65,228	6.33%	$391,723	6.25%	$353,217	6.76%
Commercial and industrial	62,919	6.64	4,147	6.45	136,211	6.80	86,105	7.38
Commercial construction	46,628	6.59	38,075	6.76	154,706	6.66	162,673	6.58
	$228,798	6.34	$107,450	6.49	$682,640	6.45	$601,995	6.80

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. Management anticipates fully funding the majority of the undisbursed amounts, as most are not cancellable by the Bank.

					March 31,
	June 30, 2026				2026
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Hotel	33	$640,481	$51,430	$691,911	$695,290
Senior housing	54	541,134	30,272	571,406	560,906
Multi-family	30	314,828	110,553	425,381	427,359
Retail building	126	281,607	74,380	355,987	360,977
Office building	78	110,295	27,783	138,078	104,141
One- to four-family property	276	118,085	12,477	130,562	81,085
Warehouse/manufacturing	52	66,445	602	67,047	65,804
Single use building	26	52,928	2,372	55,300	32,715
Land	25	47,537	651	48,188	39,747
Other	28	25,781	540	26,321	23,727
	728	$2,199,121	$311,060	$2,510,181	$2,391,751

Weighted average rate		5.89%	6.54%	5.97%	5.98%

The following table summarizes the unpaid principal balance of non-owner occupied and owner occupied loans within the Bank's commercial real estate loan portfolio, aggregated by primary collateral, along with weighted average LTV and weighted average DSCR, as of June 30, 2026.

	Non-owner Occupied				Owner Occupied
		Unpaid	Weighted	Weighted		Unpaid	Weighted	Weighted
	Count	Principal	LTV	DSCR	Count	Principal	LTV	DSCR
	(Dollars in thousands)
Hotel	27	$604,272	54%	1.44x	–	$—	—%	—x
Senior housing	51	507,563	72	1.77	–	—	—	—
Retail building	45	176,667	62	1.95	69	68,778	53	1.97
Office building	22	66,197	67	1.36	53	36,095	61	8.38
Warehouse/manufacturing	16	23,941	59	3.71	33	33,313	66	1.57
Single use building	7	23,809	65	1.33	18	29,067	64	1.64
Other	7	5,766	64	1.39	9	7,125	48	1.90
	175	$1,408,215	62	1.65	182	$174,378	59	3.16

The following table outlines management's funding expectations for the Bank's commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of June 30, 2026. Of the amounts included in the September 30, 2026 projected disbursement amount, $47.2 million was funded through July 24, 2026. Due to the nature of a revolving line of credit, management is unable to project funding expectations for those balances, so those amounts are presented separately.

	Projected Disbursements for the Quarters Ending
	September 30, 2026	December 31, 2026	March 31, 2027	Thereafter	Revolving Lines of Credit	Total
	(Dollars in thousands)
Undisbursed amounts	$63,216	$72,538	$49,871	$117,687	$7,748	$311,060
Commitments	57,273	3,791	22,927	211,831	5,400	301,222
	$120,489	$76,329	$72,798	$329,518	$13,148	$612,282

Weighted average rate	6.17%	6.53%	6.52%	5.92%	6.64%	6.13%

The following table summarizes the Bank's commercial real estate and commercial construction loans by the state in which the collateral is located, as of the dates indicated.

					March 31,
	June 30, 2026				2026
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	517	$880,790	$125,425	$1,006,215	$962,807
Missouri	121	329,217	33,405	362,622	351,250
Texas	17	199,819	50,998	250,817	244,411
Arizona	6	138,151	14,300	152,451	153,311
California	8	122,728	23,411	146,139	123,643
New York	3	111,724	—	111,724	112,201
Other	56	416,692	63,521	480,213	444,128
	728	$2,199,121	$311,060	$2,510,181	$2,391,751

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average DSCR as of June 30, 2026. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of June 30, 2026 and the most current collateral value available, which is most often the value at origination/purchase. The DSCR is calculated at the time of origination and is updated at the time of subsequent loan renewals, financial reviews (for applicable loans and lending relationships), and any other time management is aware of changes that may impact the DSCR. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated or the loan has reached the end of its stabilization period. In general, commercial borrowers with total loans of $2.5 million or more are reviewed at least annually to monitor financial performance.

	Kansas	Missouri	Texas	Arizona	California	New York	Other	Total
	(Dollars in thousands)
Hotel	$40,965	$23,002	$139,313	$114,159	$97,736	$108,626	$116,680	$640,481
Senior housing	329,489	140,365	—	—	—	—	71,280	541,134
Multi-family	203,027	63,537	19,944	—	—	—	28,320	314,828
Retail building	100,176	47,500	38,666	22,065	—	—	73,200	281,607
One- to four-family property	67,867	4,273	—	1,553	1,620	—	42,772	118,085
Office building	67,644	10,236	1,896	—	—	3,098	27,421	110,295
Warehouse/manufacturing	41,992	18,324	—	—	—	—	6,129	66,445
Single use building	11,544	17,638	—	374	23,372	—	—	52,928
Land	5,252	77	—	—	—	—	42,208	47,537
Other	12,834	4,265	—	—	—	—	8,682	25,781
	$880,790	$329,217	$199,819	$138,151	$122,728	$111,724	$416,692	$2,199,121

Weighted LTV	66%	65%	59%	55%	55%	47%	67%	63%
Weighted DSCR	2.16x	1.47x	1.27x	1.48x	1.46x	1.83x	1.63x	1.77x

The following table presents the unpaid principal balance of the Bank's commercial real estate and commercial construction loans aggregated by type of primary collateral, along with weighted average rate, LTV, and DSCR as of June 30, 2026.

		Unpaid	Weighted	Weighted	Weighted
	Count	Principal	Rate	LTV	DSCR
	(Dollars in thousands)
Hotel	33	$640,481	6.14%	55%	1.43x
Senior housing	54	541,134	5.33	72	1.75
Multi-family	30	314,828	5.72	63	1.29
Retail building	126	281,607	6.06	62	1.87
One- to four-family property	276	118,085	5.93	63	2.00
Office building	78	110,295	6.42	66	3.65
Warehouse/manufacturing	52	66,445	6.41	65	2.33
Single use building	26	52,928	6.20	64	1.51
Land	25	47,537	6.25	73	3.96
Other	28	25,781	6.37	56	1.80
	728	$2,199,121	5.89	63	1.77

The following table presents the Bank's commercial construction loans, including unpaid principal and undisbursed amounts, along with outstanding commercial construction loan commitments as of June 30, 2026, aggregated by type of primary collateral, along with weighted average rate, LTV, and DSCR. The DSCR presented in the table below is based on projected stabilized cash flows and the contractual loan payments when the project stabilizes. The weighted average DSCR for the office building line is below 1.15x due primarily to one $20.5 million construction loan for a leased medical office building that was originated during the current quarter. The borrower anticipates selling this project once the property is constructed and rent commences. The Bank has a long-term relationship with the borrower and the borrower has extensive development experience.

		Unpaid	Undisbursed	Gross Loan	Commitment	Total	Weighted
	Count	Principal	Amount	Amount	Amount	Amount	Rate	LTV	DSCR
		(Dollars in thousands)
Multi-family	12	$79,099	$110,523	$189,622	$188,204	$377,826	6.54%	57%	1.19x
Retail building	9	35,244	54,091	89,335	—	89,335	6.51	73	1.32
Hotel	7	36,208	43,949	80,157	34,305	114,462	6.80	70	1.47
Senior housing	3	33,571	26,363	59,934	—	59,934	6.36	77	1.31
Office building	3	8,003	19,048	27,051	—	27,051	6.58	75	1.13
One- to four-family property	5	1,355	8,121	9,476	—	9,476	6.54	78	1.28
Other	2	—	—	—	13,757	13,757	6.55	64	1.23
	41	$193,480	$262,095	$455,575	$236,266	$691,841	6.56	64	1.26

Weighted average rate		6.59%	6.56%	6.57%	6.55%	6.56%
Weighted LTV		69%	69%	69%	55%	64%
Weighted DSCR		1.28x	1.27x	1.27x	1.24x	1.26x

The following table presents the Bank's commercial real estate and construction loans, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of June 30, 2026, categorized by aggregate gross loan and commitment amount, along with average loan amount, and weighted average rate, LTV, and DSCR. For amounts over $60.0 million, there were $151.4 million for loans related to hotels in Arizona and California, $142.9 million for loans related to multi-family properties in Kansas, and $69.6 million related to a loan secured by a senior housing facility in Kansas. The largest loan included in the table below was $86.0 million, which was fully disbursed as of June 30, 2026, and is collateralized by a hotel in Arizona.

		Gross Loan
		and Commitment	Average	Weighted	Weighted	Weighted
	Count	Amounts	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Greater than $60 million	5	$363,929	$72,786	5.90%	60%	1.51x
>$50 to $60 million	4	215,163	53,791	5.54	63	1.46
>$40 to $50 million	3	146,953	48,984	6.28	49	1.53
>$30 to $40 million	13	448,567	34,505	5.85	64	1.28
>$20 to $30 million	20	473,678	23,684	6.34	66	1.17
>$10 to $20 million	32	439,606	13,738	6.50	68	1.65
>$5 to $10 million	43	310,289	7,216	5.81	69	2.45
$1 to $5 million	131	305,027	2,328	5.45	59	2.36
Less than $1 million	491	108,191	220	6.42	52	2.99
	742	$2,811,403	3,789	6.01	63	1.69

The following table summarizes the Bank's commercial and industrial loans by loan purpose as of the dates indicated, along with DSCR weighted by gross loan amount at June 30, 2026. As of June 30, 2026, 69% of the Bank's commercial and industrial gross loan balance were to borrowers located in Kansas. The Bank had five commercial and industrial loan commitments totaling $13.8 million, with a weighted average rate of 6.59%, at June 30, 2026. Management anticipates growth in the commercial and industrial loan portfolio as the Bank advances its strategy to grow all aspects of commercial banking. However, given the inherent characteristics of these loans, balances will likely fluctuate over time.

						March 31,
	June 30, 2026					2026
		Unpaid	Undisbursed	Gross Loan	Weighted	Gross Loan
	Count	Principal	Amount	Amount	DSCR	Amount
		(Dollars in thousands)
Working capital	199	$113,398	$43,095	$156,493	5.09x	$157,380
Purchase/refinance business assets	55	101,735	3,065	104,800	1.98	54,202
Finance/lease vehicle	136	27,924	—	27,924	2.29	32,845
Purchase equipment	58	17,076	5,409	22,485	1.91	29,571
Other	17	13,721	524	14,245	1.26	15,281
	465	$273,854	$52,093	$325,947	3.46	$289,279

Weighted average rate		6.69%	6.61%	6.68%		6.74%

The following table presents the Bank's commercial and industrial loan portfolio, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of June 30, 2026, categorized by aggregate gross loan and commitment amounts, along with average loan amount, and weighted average DSCR. The largest loan included in the table below was a working capital loan with a gross balance of $36.0 million, of which $7.3 million remained undisbursed as of June 30, 2026. This loan is part of the Bank's largest commercial and industrial lending relationship, which had a total gross loan balance of $84.4 million, representing approximately 26% of the gross commercial and industrial loan portfolio at June 30, 2026. The borrower is located in Kansas and, as of June 30, 2026, also maintained an additional working capital loan with a gross loan balance greater than $15 million, for a total of two loans with a gross loan amount greater than $15 million.

		Gross Loan
		and Commitment	Average	Weighted
	Count	Amounts	Amount	DSCR
	(Dollars in thousands)
Greater than $15 million	3	$89,664	$29,888	1.64x
>$10 to $15 million	3	34,542	11,514	2.40
>$5 to $10 million	12	91,719	7,643	1.70
>$1 to $5 million	32	60,296	1,884	8.99
>$500 thousand to $1 million	37	27,466	742	5.66
Less than $500 thousand	383	36,080	94	3.99
	470	$339,767	723	3.61

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at June 30, 2026, approximately 81% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to the Bank's internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	June 30,		March 31,		December 31,		September 30,		June 30,
	2026		2026		2025		2025		2025
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
	(Dollars in thousands)
One- to four-family:
Originated	63	$7,063	65	$6,624	83	$9,351	68	$7,338	77	$9,617
Purchased	9	2,209	10	2,366	21	5,767	13	3,221	15	2,958
Commercial:
Commercial real estate	4	2,040	7	1,554	6	2,584	7	1,236	6	1,654
Commercial and industrial	10	2,132	8	771	5	1,039	1	32	8	1,166
Consumer	19	499	22	570	29	635	22	520	27	634
	105	$13,943	112	$11,885	144	$19,376	111	$12,347	133	$16,029

Loans 30 to 89 days delinquent
to total loans receivable, net		0.17%		0.15%		0.24%		0.15%		0.20%

	Nonaccrual Loans and OREO at:
	June 30,		March 31,		December 31,		September 30,		June 30,
	2026		2026		2025		2025		2025
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	33	$3,980	31	$4,130	29	$3,223	29	$2,754	23	$2,168
Purchased	12	3,694	15	5,606	6	1,469	6	1,524	6	1,875
Commercial:
Commercial real estate	10	2,821	12	2,634	12	3,358	11	3,123	12	3,387
Commercial and industrial	4	144	4	999	2	199	2	210	5	412
Consumer	9	176	9	72	14	218	10	94	12	176
	68	10,815	71	13,441	63	8,467	58	7,705	58	8,018

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.13%		0.17%		0.10%		0.09%		0.10%

Nonaccrual loans less than 90 Days Delinquent:(1)
Commercial:
Commercial real estate	5	$39,969	6	$41,057	4	$40,338	3	$40,249	3	$40,338
Commercial and industrial	8	500	7	410	1	77	2	109	1	97
	13	40,469	13	41,467	5	40,415	5	40,358	4	40,435
Total nonaccrual loans	81	51,284	84	54,908	68	48,882	63	48,063	62	48,453

Nonaccrual loans as a percentage of total loans		0.63%		0.68%		0.60%		0.59%		0.60%

OREO:
One- to four-family:
Originated(2)	—	$—	—	$—	2	$291	1	$62	1	$92
Consumer	—	—	1	135	1	135	1	135	—	—
	—	—	1	135	3	426	2	197	1	92
Total non-performing assets	81	$51,284	85	$55,043	71	$49,308	65	$48,260	63	$48,545

Non-performing assets as a percentage
of total assets		0.53%		0.56%		0.50%		0.49%		0.50%
(1)Includes loans required to be reported as nonaccrual pursuant to internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents the amortized cost of loans classified as special mention or substandard at the dates presented. The decrease in commercial real estate special mention loans at June 30, 2026 compared to September 30, 2025 was due mainly to a hotel participation loan being upgraded to a "pass" classification as a result of an improvement in the hotel's financial results. The majority of the substandard commercial real estate loan balance for the periods presented in the table below relates to one borrowing relationship. During the March 31, 2026 quarter, an updated appraisal was received related to the collateral securing the lending relationship. The updated appraisal was lower than the appraisal received in the prior year and as a result, a $4.0 million specific valuation allowance was recorded as of March 31, 2026 related to this lending relationship which was still in place at June 30, 2026. The loans associated with this lending relationship were on nonaccrual at the dates presented in the table below.

	June 30, 2026		March 31, 2026		September 30, 2025
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$11,839	$22,620	$12,498	$24,023	$13,055	$20,616
Commercial:
Commercial real estate	15,626	44,798	$22,352	45,773	59,993	45,550
Commercial and industrial	112	648	$364	1,414	399	473
Consumer	142	$356	$166	213	326	322
	$27,719	$68,422	$35,380	$71,423	$73,773	$66,961

Allowance for Credit Losses: The Bank utilizes a discounted cash flow model for estimating expected credit losses for pooled loans and loan commitments. Expected credit losses are determined by calculating projected future loss rates, which are dependent upon forecasted economic indices, and applying qualitative factors when deemed appropriate by management. At June 30, 2026, management applied qualitative factors to account for large dollar commercial real estate loan concentrations and potential risk of loss in market value for newer one- to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.
In order to model the probabilities of default used in the discounted cash flow model, the model pairs the results of a regression analysis with an economic forecast for each loan pool in the model. The regression analyses are determined by comparing historical loss rates to related economic indices. The historical loss rates are determined by using the Company's historical loss experience, or peer data when the Company's own historical loss rates are not reflective of future loss expectations. During the current quarter, the Company updated the regression analyses used in the model which resulted in some changes to the amounts and levels of ACL calculated by the model, mainly for commercial construction loans. The regression analysis was updated in order to bring more historical time periods into the analysis.

The Company's commercial real estate loans generally have low LTVs and strong DSCRs, which serve as indicators that losses in the commercial real estate loan portfolio might be unlikely; however, because there is uncertainty surrounding the nature, timing, and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial real estate loan pool, the magnitude of such a loss could be significant. The large dollar commercial real estate loan concentration qualitative factor addresses the risks associated with large dollar relationships. As part of its analysis, management considered external data, including historical commercial real estate price index trending information, from a variety of sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is a risk of loss in market value in an economic downturn related to, in particular, newer originations where property values have not experienced price appreciation, as compared to more seasoned loans in our portfolio, and applied a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of June 30, 2026, management considered external historical home price index trending information, along with historical loan loss experience, and portfolio balance trending, the one-to four-family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The decrease in the ACL to loans receivable ratio as of June 30, 2026 compared to March 31, 2026, was due primarily to an update to the ACL model's regression analyses which resulted in a decrease in ACL of approximately $800 thousand, mainly within the commercial construction loan category. The update of the ACL model's regression analyses entailed incorporating additional historical loss time periods. The historical loss experience for commercial constructions loans continued to show lower historical losses resulting in a lower loss rate for this loan category. The increase in the ACL to loans receivable ratio as of June 30, 2026 compared to September 30, 2025, was due primarily to establishing a $4.0 million specific valuation related to a commercial real estate lending relationship during the March 31, 2026 quarter which continued to be in place at June 30, 2026, partially offset by improvement between periods in some of the commercial-related forecasted economic indices and an update to the ACL model's regression analyses. Based on management's evaluation of the credit risk within the Bank's commercial loan portfolio, taking into consideration DSCRs and LTVs, management believes the Bank's ACL ratio for commercial loans is appropriate for the credit risk. See additional discussion regarding the Bank's commercial loan DSCRs and LTVs in the "Loan Portfolio - Commercial Loans" section above.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	June 30,	March 31,	September 30,	June 30,	March 31,	September 30,
	2026	2026	2025	2026	2026	2025
	(Dollars in thousands)
One- to four-family	$2,224	$2,663	$3,046	0.04%	0.05%	0.05%
Commercial:
Commercial real estate	18,701	18,973	15,809	0.93	1.00	0.92
Commercial and industrial	2,810	2,046	2,499	1.03	0.88	1.19
Commercial construction	2,185	2,716	2,468	1.13	1.44	1.26
Total	23,696	23,735	20,776	0.96	1.02	0.98
Consumer	183	201	217	0.16	0.18	0.19
Total	$26,103	$26,599	$24,039	0.32	0.33	0.30

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.22%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.17%. During the 10-year period ended June 30, 2026, the Bank recognized $1.2 million of total net charge-offs. As of June 30, 2026, the ACL balance was $26.1 million and the reserve for off-balance sheet credit exposures totaled $6.2 million, which management believes is adequate for the credit risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated.

	At or For the Three Months Ended	At or For the Nine Months Ended
	June 30, 2026	June 30, 2026
	(Dollars in thousands)
Balance at beginning of period	$26,599	$24,039
Charge-offs:
One- to four-family	—	(12)
Commercial	(123)	(225)
Consumer	(27)	(77)
Total charge-offs	(150)	(314)
Recoveries:
One- to four-family	1	2
Commercial	—	2
Consumer	1	6
Total recoveries	2	10
Net (charge-offs) recoveries	(148)	(304)
Provision for credit losses	(348)	2,368
Balance at end of period	$26,103	$26,103

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.28	0.61
ACL to non-performing loans at end of period	50.90	50.90
ACL to loans receivable at end of period	0.32	0.32
ACL to net charge-offs (annualized)	44x	65x

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at June 30, 2026. Overall, fixed-rate securities comprised 91% of our securities portfolio at June 30, 2026. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$770,757	5.42%	3.4
Corporate bonds	4,000	5.12	5.9
	$774,757	5.42	3.4

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after the most recent three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2026			June 30, 2026
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$809,566	5.44%	4.0	$867,216	5.45%	4.8
Maturities and repayments	(36,829)			(113,127)
Net amortization of (premiums)/discounts	1,030			2,729
Purchases	14,897	3.76	7.2	37,786	4.22	6.5
Change in valuation on AFS securities	(5,105)			(11,045)
Ending balance - carrying value	$783,559	5.42	3.4	$783,559	5.42	3.4

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2026			March 31, 2026			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$671,852	—%	9.8%	$674,415	—%	9.7%	$601,371	—%	9.1%
Interest-bearing checking	914,462	0.25	13.3	935,193	0.24	13.5	859,256	0.21	13.0
High yield savings	731,580	3.60	10.7	630,923	3.59	9.1	460,712	3.88	7.0
Other savings	433,807	0.07	6.3	438,144	0.07	6.4	423,942	0.07	6.5
Money market	1,209,512	1.13	17.7	1,231,691	1.12	17.8	1,233,487	1.29	18.7
Certificates of deposit	2,889,492	3.48	42.2	3,014,125	3.60	43.5	3,012,680	3.74	45.7
	$6,850,705	2.09	100.0%	$6,924,491	2.13	100.0%	$6,591,448	2.26	100.0%

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio, split between retail non-maturity deposits, commercial non-maturity deposits, and certificates of deposit at the dates presented.

	June 30, 2026			March 31, 2026			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Retail non-maturity deposits:
Non-interest-bearing checking	$445,719	—%	6.5%	$446,629	—%	6.4%	$409,722	—%	6.2%
Interest-bearing checking	828,292	0.05	12.1	857,351	0.08	12.4	790,783	0.08	12.0
High yield savings	731,580	3.60	10.7	630,923	3.59	9.1	460,712	3.88	7.0
Other savings	429,050	0.07	6.2	434,042	0.07	6.3	420,330	0.07	6.4
Money market	1,046,190	0.99	15.3	1,060,519	0.96	15.3	1,050,841	1.07	15.9
Total	3,480,831	1.08	50.8	3,429,464	0.99	49.5	3,132,388	0.96	47.5
Commercial non-maturity deposits:
Non-interest-bearing checking	226,133	—	3.3	227,786	—	3.3	191,649	—	2.9
Interest-bearing checking	86,170	2.13	1.2	77,842	2.04	1.1	68,473	1.72	1.0
Savings	4,757	0.05	0.1	4,102	0.05	0.1	3,612	0.05	0.1
Money market	163,322	2.01	2.4	171,172	2.11	2.5	182,646	2.52	2.8
Total	480,382	1.07	7.0	480,902	1.08	7.0	446,380	1.29	6.8
Certificates of deposit:
Retail certificates of deposit	2,770,322	3.47	40.4	2,872,653	3.60	41.4	2,828,982	3.73	43.0
Commercial certificates of deposit	52,088	3.39	0.8	67,169	3.52	1.0	61,819	3.64	0.9
Public unit certificates of deposit	67,082	3.93	1.0	74,303	3.96	1.1	121,879	4.06	1.8
Total	2,889,492	3.48	42.2	3,014,125	3.60	43.5	3,012,680	3.74	45.7
	$6,850,705	2.09	100.0%	$6,924,491	2.13	100.0%	$6,591,448	2.26	100.0%

The following table presents the amount, weighted average rate, and percent of total for total retail deposits, commercial deposits, and public unit certificates of deposit at the dates noted.

	June 30, 2026			March 31, 2026			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Total retail deposits	$6,251,153	2.14%	91.2%	$6,302,117	2.18%	90.9%	$5,961,370	2.28%	90.5%
Total commercial deposits	532,470	1.29	7.8	548,071	1.38	8.0	508,199	1.58	7.7
Public unit certificates of deposit	67,082	3.93	1.0	74,303	3.96	1.1	121,879	4.06	1.8
	$6,850,705	2.09	100.0%	$6,924,491	2.13	100.0%	$6,591,448	2.26	100.0%

As of June 30, 2026, approximately $771.4 million (or approximately 11%) of the Bank's Call Report deposit balance was uninsured, of which approximately $645.8 million (or approximately 9% of the Bank's Call Report deposit balance) related to commercial and retail deposit accounts, with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts were estimated based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of June 30, 2026. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2026	$125,000	3.66%	3.66%
2027	360,000	2.58	2.72
2028	851,230	4.00	4.00
2029	231,250	3.98	4.13
2030	70,000	4.20	4.20
	$1,637,480	3.67	3.72
(1)The effective rate includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to the interest rate swap which has an original contractual term longer than one year. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity as of the first and last days of the period presented.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2026			June 30, 2026
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,708,648	3.65%	1.6	$1,950,984	3.54%	1.5
Maturities and repayments	(71,168)	1.96		(738,504)	3.28
New FHLB borrowings	—	—	—	425,000	3.79	2.3
Ending balance	$1,637,480	3.72	1.4	$1,637,480	3.72	1.4
The $425.0 million of new FHLB borrowings reflected in the table above in the current year period was used to prepay $425.0 million of existing advances which are included in maturities and repayments. During the March 31, 2026 quarter, the Bank prepaid $375.0 million of fixed-rate advances with a weighted average effective rate of 4.36% and a WAM of 0.9 years and replaced them with $375.0 million of fixed-rate advances with a weighted average effective rate of 3.81% and a WAM of 2.4 years. This transaction resulted in prepayment fees of $2.1 million, which will be recognized in interest expense over the life of the new FHLB advances. During the quarter ended December 31, 2025, the Bank prepaid a $50.0 million fixed-rate advance with a weighted average effective rate of 4.03% and a WAM of 0.5 years and replaced it with a $50.0 million fixed-rate advance with a weighted average effective rate of 3.64% and a WAM of 2.0 years. This transaction resulted in prepayment fees of $11 thousand, which will be recognized in interest expense over the life of the new FHLB advance. These prepayment activities are reflected in the table above.
Management will continue to monitor opportunities for wholesale funding and may pay down FHLB advances in future periods. The Bank may also renew certain fixed-rate advances in the future using adjustable-rate advances in order to better match the repricing characteristics of its increasing commercial loan portfolio.

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of June 30, 2026.

	September 30,	December 31,	March 31,	June 30,
	2026	2026	2027	2027	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$627,421	$747,961	$325,408	$603,398	$2,304,188
Repricing Rate	3.63%	3.55%	3.28%	3.52%	3.53%
Public Unit Certificates:
Amount	$17,379	$18,673	$19,000	$11,250	$66,302
Repricing Rate	3.95%	3.63%	4.14%	4.04%	3.93%
Term Borrowings:
Amount	$125,000	$—	$100,000	$150,000	$375,000
Repricing Rate	3.66%	—%	1.24	2.99%	2.74%
Total
Amount	$769,800	$766,634	$444,408	$764,648	$2,745,490
Repricing Rate	3.64%	3.55%	2.86%	3.42%	3.43%

The following table sets forth the WAM information for our certificates of deposit, in years, as of June 30, 2026.

Retail certificates of deposit	0.7
Commercial certificates of deposit	0.5
Public unit certificates of deposit	0.5
Total certificates of deposit	0.7

Average Rates and Lives
At June 30, 2026, the gap between the amount of the Bank's interest-earning assets and interest-bearing liabilities projected to mature or reprice within one year was $(1.13) billion, or (11.7%) of total assets, compared to $(792.4) million, or (8.1%) of total assets, at March 31, 2026. The change in the one-year gap amount was due to both a net decrease in the amount of projected interest-earning asset cash flows coming due in one year and a net increase in the amount of interest-bearing liabilities for the same time period. The net decrease in projected asset cash flows was due primarily to a decrease in the balance of cash, partially offset by a net increase in the amount of loans projected to mature or reprice within one year resulting from an increase in the balance of the Bank's commercial loan portfolio. The net increase in liability cash flows was primarily related to the Bank's wholesale borrowings portfolio as it continued to season and an increase in the amount of certificates of deposit scheduled to mature within one year.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2026, the Bank's projected one-year gap would have been $(1.28) billion, or (13.2)% of total assets. If interest rates were to decrease 200 basis points, as of June 30, 2026, the Bank's one-year gap would have been projected to be $(669.0) million, or (6.9)% of total assets. The changes in the gap amounts compared to when there is no change in rates was due to changes in the anticipated net cash flows primarily as a result of projected prepayments on mortgage-related assets in each rate environment. In higher rate environments, prepayments on mortgage-related assets are projected to be lower, and in lower rate environments, prepayments are projected to be higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2026. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of the interest rate swap.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$783,559	5.42%	3.4		8.5%
Loans receivable:
Fixed-rate one- to four-family	4,717,629	3.57	6.6	57.6%	51.3
Fixed-rate commercial	916,185	5.79	1.5	11.2	10.0
All other fixed-rate loans	28,532	7.45	7.0	0.3	0.3
Total fixed-rate loans	5,662,346	3.95	5.8	69.1	61.6
Adjustable-rate one- to four-family	874,053	4.63	4.5	10.7	9.5
Adjustable-rate commercial	1,556,790	5.92	2.7	19.0	17.0
All other adjustable-rate loans	99,550	7.24	3.5	1.2	1.1
Total adjustable-rate loans	2,530,393	5.53	3.4	30.9	27.6
Total loans receivable	8,192,739	4.44	5.0	100.0%	89.2
FHLB stock	76,115	9.21	1.5		0.8
Cash and cash equivalents	136,098	3.17	—		1.5
Total interest-earning assets	$9,188,511	4.54	4.8		100.0%

Non-maturity deposits	$3,289,361	1.29	4.7	53.2%	42.1%
Retail certificates of deposit	2,770,322	3.47	0.7	44.8	35.4
Commercial certificates of deposit	52,088	3.39	0.5	0.9	0.7
Public unit certificates of deposit	67,082	3.93	0.5	1.1	0.8
Total interest-bearing deposits	6,178,853	2.31	2.8	100.0%	79.0
Term borrowings	1,638,641	3.72	1.4		21.0
Total interest-bearing liabilities	$7,817,494	2.61	2.5		100.0%